October 20, 2005

CBOT Holdings, Inc.

141 W. Jackson Blvd.

Chicago, Illinois 60604

Re:	Registration of Securities on Form S-8

Ladies and Gentlemen:

We are acting as special counsel to CBOT Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of 1,200,000 shares (the “Shares”) of its Class A common stock, par value $0.001 per share (the “Common Stock”), and related rights to purchase Series A Junior Participating Preferred Stock, which are issuable upon exercise of stock options and other awards granted under the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (the “Plan”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

Based upon and subject to the assumptions and qualifications in this letter, we hereby advise you that in our opinion each of the Shares registered under the Registration Statement and issuable under the Plan, when issued as authorized by the Company upon payment of the consideration to be paid therefor (in an amount at least equal to the par value of the Shares), will upon issuance be validly issued, fully paid and non-assessable.

This opinion is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (1) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (2) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (3) public policy considerations which may limit the rights of parties to obtain certain remedies and (4) any laws except the General Corporation Law of the State of Delaware. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

For purposes of this opinion we have relied without any independent verification upon certain factual information supplied to us by the Company. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and

CBOT Holdings, Inc. October 20, 2005 Page 2

that the information upon which we have relied is complete and accurate and does not omit disclosures necessary to prevent such information from being misleading. We have further assumed that (1) all existing and future grants of awards under the Plan have been and will be made in accordance with the terms of the Plan, (2) all prior and future exercises of awards will be made in accordance with the terms of the Plan, (3) at the time of all prior and future grants of awards under the Plan (and exercises thereof) the Company was and will be a corporation existing and in good standing under the laws of its state of incorporation and (4) at the time of all prior and future grants of awards under the Plan (and exercises thereof) the Company’s certificate of incorporation authorized and will continue to authorize the issuance of a number of shares of Common Stock greater than the sum of (a) the number of unissued shares reserved for awards under the Plan, (b) all shares outstanding immediately prior to such time, (c) the maximum number of shares which the Company may be obligated to issue under all options, warrants, convertible securities or other obligations of any kind (other than shares which may be issued pursuant to the Plan) and (d) any shares previously retired or otherwise canceled or obtained which the Company is not authorized to reissue or sell.

Our advice on every legal issue in this letter is based exclusively on the General Corporation Law of the State of Delaware and represents our opinion as to how such issues would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws identified above be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Jenner & Block LLP

Jenner & Block LLP